Exhibit 99.1

           Video Display Announces the Appointment of Tauber & Balser


    ATLANTA--(BUSINESS WIRE)--Aug. 1, 2005--Video Display Corporation (NASDAQ:VIDE) is pleased to announce the appointment of Tauber & Balser as our independent registered public accounting firm. Tauber & Balser is a leading provider of audit services for technology companies headquartered in the Atlanta area and was retained after review of several potential candidates for the audit services including both regional and national auditing firms.
    VIDE has formally engaged Tauber & Balser as of today. Tauber & Balser will succeed BDO Seidman LLP (BDO) beginning with the review of our second quarter Form 10-Q for 2006. As previously announced, BDO has completed the review of the first quarter Form 10-Q. We believe this mid-year change should provide for an orderly transition of this key relationship
    We would like to thank Video Display's former auditor, BDO for their contribution to the Company's success over many years. We look forward to working with Tauber & Balser and having access to their highly respected expertise as Video Display continues to grow and prosper in the coming years.

    Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC's Marquee(TM) line of projectors. Video Display Corporation operates 11 display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.


    CONTACT: Video Display Corporation, Atlanta
             Ronald D. Ordway, 770-938-2080